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                                  EXHIBIT 99.1



                      KOFAX IMAGE PRODUCTS, INC. ANNOUNCES
                         EXPECTED SECOND QUARTER RESULTS


        IRVINE, CALIF., DECEMBER 22, 1997 - Kofax Image Products, Inc. (NASDAQ:KOFX), today announced that it expects net revenues for its second fiscal quarter ending December 31, 1997 to be in the range of $7.8 to 8.1 million and earnings to be in the range of $.12 to .14 per share compared to analyst estimates of approximately $8.9 million for revenue and $.14 for earnings.

        The majority of our revenue shortfall was in our accelerator board business", said David Silver, President and CEO. "The Company believes that the slower than expected sales of accelerator boards was primarily due to a major vendor of imaging scanners experiencing production difficulties, which caused a slowdown in shipments of scanners. The Company believes the vendor's problems are short-term and believes they should be rectified over the next two quarters.

        "In addition, our new family of accelerator boards, which we sell under the brand name `Adrenaline', is ramping up more slowly than we expected. The slow adoption of the Adrenaline family has not only affected our overall hardware revenue, but has also hampered our efforts at generating the incremental accelerator board revenue that we expected to get from the SCSI market.

        "Historically, our business has been subject to occasional quarterly fluctuations and we believe that the factors that contributed to the second quarter revenue shortfall are of a temporary nature. We are confident that the fundamentals of our business remain sound."

        Final results for the second quarter of fiscal 1998 will be announced after the close of the market on Thursday, January 22, 1998, as previously planned.

        This news release contains forward-looking statements that involve risks and uncertainties. Such statements are predictions and actual events or results may differ materially. Reference is made to documents the Company files from time to time with the SEC, specifically the Prospectus dated October 10, 1997 filed with the Company's registration statement for its initial public offering and the Form 10-Q for the quarter ended September 30, 1997. These documents describe important factors that could cause actual results to differ materially from those contained in the Company's projections or forward-looking statements.



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        Kofax Image Products, Inc. (http://www.kofax.com) is a leading supplier of both document imaging application software and scanner enhancement products for the imaging and document management market. The Company specializes in the document capture segment of the market, which involves converting paper documents into digital electronic images, enhancing and indexing the images, and then compressing them for routing and storage.







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